Exhibit 99.1

FOR IMMEDIATE RELEASE

Supernus Receives Tentative Approval for Trokendi XR™

Rockville, MD, June 10, 2013 — Supernus Pharmaceuticals, Inc. (Nasdaq:SUPN), a specialty pharmaceutical company, received a tentative approval letter from the Food & Drug Administration (the “FDA”) for Trokendi XR™, a novel once-daily extended release formulation of topiramate (formerly known as SPN-538). The letter states that the FDA completed its review of the Trokendi XR™ New Drug Application (the “NDA”) as amended in December 2012 and the product is tentatively approved for use as recommended in the submitted and agreed-upon labeling.

“As expected and as previously communicated, most recently during our May 13, 2013 quarterly earnings call, since this approval was granted before the June 22, 2013 date of expiration of the Topamax® data exclusivity, this approval came in the form of a tentative approval. We will now submit the “Request for Final Approval” letter to the FDA based on which we expect to receive Final Approval and then launch our product, as anticipated, in the third quarter of 2013,” said Jack Khattar, Chief Executive Officer, President and Director of Supernus.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has one marketed product for epilepsy, Oxtellar XRTM (extended release oxcarbazepine), and one tentatively approved product for epilepsy, Trokendi XRTM (extended release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward Looking Statements

This press release contains forward-looking statements regarding the timing of the availability of Trokendi XR™ to the market. Actual results may differ materially from those in these forward-looking statements as a result of various factors, including, but not limited to, risks regarding the Company’s ability to obtain final approval for its products, commercialize its products successfully, whether physicians will prescribe and patients will use its products, once available, and competition in their respective markets. For a further description of these and other risks facing the company, please see the risk factors described in the Company’s Annual Report on Form 10-K that was filed with the United States Securities and Exchange Commission on March 15, 2013 and under the caption “Risk Factors”  and the updates to these risk factors in the Company’s quarterly report form 10-Q that was filed with the commission on May 15, 2013.  Forward-looking statements speak only as of the date of this press release, and the company undertakes no obligation to update or revise these statements, except as may be required by law.

CONTACTS:

Jack Khattar, President & CEO

Gregory S. Patrick, Vice President and CFO

Supernus Pharmaceuticals, Inc.

Tel: (301) 838-2591